PROSPECTUS SUPPLEMENT                                      File No. 333-52822
---------------------                                          Rule 424(b)(3)
(To the Prospectus Supplement and
Prospectus dated January 24, 2001)
Prospectus Supplement Number: 2204



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes


Principal Amount:  $250,000,000                                 Original Issue Date:  March 1, 2002

Issue Price:       100.00%                                      Stated Maturity Date:  March 1, 2004

CUSIP Number:      59018Y LX 7


Interest Calculation:                                           Day Count Convention:
---------------------                                           --------------------
[x] Regular Floating Rate Note                                  [x] Actual/360
[ ] Inverse Floating Rate Note                                  [ ] 30/360
     (Fixed Interest Rate):                                     [ ] Actual/Actual


Interest Rate Basis:
--------------------
[ ] LIBOR                                                       [ ] Commercial Paper Rate
[ ] CMT Rate                                                    [ ] Eleventh District Cost of Funds Rate
[ ] Prime Rate                                                  [ ] CD Rate
[X] Federal Funds Rate                                          [ ] Other (see attached)
[ ] Treasury Rate
Designated CMT Page:                                            Designated LIBOR Page:
     CMT Telerate Page:                                            LIBOR Telerate Page:
     CMT Reuters Page:                                             LIBOR Reuters Page:

Index Maturity:          Not Applicable                         Minimum Interest Rate:  Not Applicable

Spread:                  +0.350%                                Maximum Interest Rate:  Not Applicable

Initial Interest Rate:   Calculated as if the Original Issue    Spread Multiplier:      Not Applicable
                         Date was an Interest Reset Date

Interest Reset Dates:    Each Business Day, commencing March 4,
                         2002 to but excluding the Stated
                         Maturity Date, subject to the following
                         Business Day convention.

Interest Payment Dates:  Quarterly, on the 1st of March, June, September and
                         December commencing June 1, 2002 until maturity, subject to the following Business Day convention.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                    The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank

Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"),
                         HSBC Securities (USA) Inc. and BNP Paribas Securities Corp. (the
                         "Underwriters"), are acting as principals in this transaction.
                         MLPF&S is acting as the Lead Underwriter.

                         Pursuant to an agreement, dated February 26, 2002
                         (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                         Underwriters                                   Principal Amount of the Notes
                         ------------                                   -----------------------------
                         Merrill Lynch, Pierce, Fenner & Smith                $240,000,000
                                     Incorporated
                         HSBC Securities (USA)Inc.                              $5,000,000
                         BNP Paribas Securities Corp.                           $5,000,000
                                                                              -------------
                                                Total                         $250,000,000

                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue
                         Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                   February 26, 2002
